EXHIBIT 21.1

SUBSIDIARIES OF TRITON PCS HOLDINGS, INC.

The subsidiaries of Triton PCS Holdings, Inc. are as follows:

Triton PCS, Inc., a Delaware corporation

Triton PCS Holdings Company L.L.C., a Delaware limited liability company

Triton PCS License Company L.L.C. , a Delaware limited liability company

Triton PCS Equipment Company L.L.C., a Delaware limited liability company

Triton PCS Operating Company L.L.C., a Delaware limited liability company

Triton PCS Property Company L.L.C., a Delaware limited liability company

Triton Management Company, Inc. , a Delaware corporation

Triton PCS Investment Company L.L.C., a Delaware limited liability company

Triton PCS Finance Company, Inc., a Delaware corporation